PRESS RELEASE

www.verenium.com
55 Cambridge Parkway, Cambridge, MA 02142

617.674.5300

DRAFT FOR IMMEDIATE RELEASE

VERENIUM APPOINTS GERALD M. HAINES CHIEF LEGAL OFFICER

Cambridge, Mass., January 14, 2008 — Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today announced the appointment of Gerald M. Haines as Executive Vice President and Chief Legal Officer. Haines will report directly to Carlos A. Riva, Verenium’s President and Chief Executive Officer.

“Gerry has extensive knowledge of financial markets, as well as specific expertise with corporate affairs and governance, financing and transactions, intellectual property and strategic partnerships, “ Riva said. “He’ll be an invaluable member of the senior team as we enter a critical time in the Company’s growth with the expected mechanical completion of the nation’s first demonstration-scale cellulosic ethanol facility in the first quarter of this year.”

Prior to joining Verenium, Haines was executive vice president of strategic affairs, chief legal officer and secretary at network communications provider Enterasys Networks, Inc. (NYSE: ETS, successor company of Cabletron). At Enterasys, he played a key leadership role over six years in business planning, restructuring and revamping corporate policies and procedures in addition to numerous operational responsibilities. Haines also established a full-service legal department to manage all legal, transactional and regulatory matters within the United States and abroad.

Previously, Haines was senior vice president and general counsel for Cabletron Systems, Inc. (NYSE: CS), where he actively managed the initial public offering and spin-off of one subsidiary, the SEC registration and later sale of a second subsidiary, the dissolution and wind-up of a third subsidiary and the upstream merger of a fourth subsidiary, Enterasys. He also oversaw day-to-day operations of a 15-person legal department. Prior to Cabletron, Haines was senior vice president and general counsel at Applied Extrusion Technologies, Inc. (Nasdaq: ETS). He began his legal career at Choate Hall & Stewart, LLP, a Boston-based law firm.

Haines received a J.D. degree from Cornell Law School, and a B.S. degree in business administration from Boston University, where he graduated magna cum laude.

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and health and nutrition markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of feedstocks, including sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

PRESS RELEASE

www.verenium.com
55 Cambridge Parkway, Cambridge, MA 02142

617.674.5300

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions.

Verenium operates one of the nation’s first cellulosic ethanol pilot plants, an R&D facility, in Jennings, Louisiana and expects to achieve mechanical completion of a 1.4 million gallon-per-year, demonstration-scale facility to produce cellulosic ethanol by the end of the first quarter of 2008. In addition, the Company’s process technology has been licensed by Tokyo-based Marubeni Corp. and Tsukishima Kikai Co., Ltd. and has been incorporated into BioEthanol Japan’s 1.4 million liter-per-year cellulosic ethanol plant in Osaka, Japan — the world’s first commercial-scale plant to produce cellulosic ethanol from wood construction waste. For more information, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to Verenium’s operations, capabilities, commercialization activities, target markets and cellulosic ethanol facilities, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s new and uncertain technologies, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward looking statements.

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Contact:

Kelly Lindenboom

Vice President, Corporate Communications

617-674-5335

kelly.lindenboom@verenium.com